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Exhibit 5.4

[Letterhead of Maples and Calder]

P&O Princess Cruises PLC
77 New Oxford Street,
London, WC1A 1PP
United Kingdom

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
U.S.A.

7th July, 2003

Dear Sirs

P&O Princess Special Voting Trust

1
We have acted as Cayman Islands counsel to The Law Debenture Trust Corporation (Cayman) Limited (the "Trustee") in connection with:

(1)
the voting trust deed (the "Trust Deed") dated 17th April, 2003 by and between Carnival Corporation, a Panamanian corporation, (the "Depositor" or the "Company") and the Trustee, pursuant to which the Depositor and the Trustee established the P&O Princess Special Voting Trust, a Cayman Islands law trust (the "Trust") and pursuant to which shares of beneficial interest in the Trust (the "Trust Shares") are to be issued and the initial trust property of which is the P&O Princess Special Voting Share (the "Initial Property"); and

(2)
the registration statement on Form S-3/F-3, including all amendments or supplements thereto ("Form S-3/F-3"), filed with the Securities and Exchange Commission on 7th July, 2003 by Carnival Corporation, Carnival plc, a public limited company incorporated under the laws of England and Wales ("Carnival plc"), and P&O Princess Cruises International Limited, a private company limited by shares incorporated under the laws of England and Wales ("POPCIL"), under the Securities Act of 1933, as amended (the "Registration Statement") relating to, among other things, (i) the Company's senior debt securities ("Senior Debt Securities") and subordinated debt securities ("Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency, (ii) the Company's Warrants, (iii) shares of Common Stock (including shares to be issued upon conversion of the Debt Securities) of the Company, par value $0.01 per share (the "Carnival Corporation Common Stock"), and (iv) shares of Preferred Stock (including shares to be issued upon conversion of the Debt Securities) of the Company, par value $0.01 per share, (v) trust shares of beneficial interest in the Trust, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc, (vi) a guarantee by Carnival plc of Carnival Corporation's contractual monetary obligations under the some or all of the Debt Securities pursuant to the Carnival plc Deed of Guarantee between the Company and Carnival plc, dated as of April 17, 2003, and (vii) a guarantee by POPCIL of the Company's indebtedness and related obligations under some or all of the Debt Securities pursuant to the P&O Cruises International Limited Deed of Guarantee among the Company, Carnival plc and POPCIL, dated as of June 19th, 2003.

We are furnishing this opinion as Exhibit 5.4 to the Registration Statement.

Other terms used but not defined in this letter are used as defined in the Registration Statement or the Trust Deed.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(1)
the Trust Deed; and

(2)
the Form S-3/F-3.

5
This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion relates only to the laws of the Cayman Islands in force on the date of this opinion. We have relied on the following assumptions, which we have not independently verified.

(1)
The Trust Deed has been authorised and duly executed and delivered by or on behalf of the Depositor in accordance with all relevant laws.

(2)
The Trust Deed is legal, valid, binding and enforceable against the Depositor and the Trustee in accordance with its terms under all relevant laws other than the laws of the Cayman Islands.

(3)
Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(4)
All signatures, initials and seals are genuine.

(5)
The power, authority and legal right of the Depositor and the Trustee under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Trust Deed (other than the Trustee under the laws of the Cayman Islands).

(6)
There is nothing under any law (other than Cayman Islands law) that would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

6
Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we consider relevant, we are of the opinion that:

(1)
The Trust is duly established and constitutes a validly existing trust under the laws of the Cayman Islands.

(2)
The Trust Shares when issued as contemplated under the Registration Statement will be duly authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the Trust Shares will constitute validly issued, fully paid and non-assessable Trust Shares and, in respect of such Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

7
The opinions expressed above are subject to the following qualifications.

(1)
Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.

(2)
The obligations of the Trustee may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

(3)
All the beneficiaries under the trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.

We express no view as to whether the terms of the Trust Deed represent the intentions of the parties and make no comment with regard to the representations that may be made by the Depositor or the Trustee.

This opinion is given today and may not be relied on at any later date. This opinion is given for your benefit for the purposes of the Registration Statement to be filed under the Securities Act of 1933, as amended.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully
/s/ Maples and Calder

MAPLES and CALDER

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  Exhibit 5.4
[Letterhead of Maples and Calder]
P&O Princess Special Voting Trust